PRESS RELEASE

INNOSPEC REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

GAAP and adjusted non-GAAP diluted EPS of $0.65 per share; minimal special items and stable exchange rates in the quarter

Sales performance reflects richer sales mix and improved pricing in Fuel Specialties and higher volumes in Performance Chemicals, offset by order pattern/timing and a weaker Euro versus a year ago

Cash management, inflows and liquidity solid, with continued balance sheet strength

Stronger Q4 expected due to order phasing, new contract wins, and contract renewals underpinning growth for 2013 and beyond

Littleton, CO – October 31, 2012 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the third quarter ended September 30, 2012.

Total net sales for the third quarter were $183.4 million, a 9 percent decrease from $202.1 million in the corresponding quarter last year. Net income was $15.5 million, or $0.65 per diluted share, and after adjustments for special items in both this year and last, was down $7.0 million or $0.28 per diluted share. EBITDA (earnings before interest, taxes, depreciation, amortization and impairment) for the quarter was $20.2 million, and benefited from minimal special items and stable exchange rates in the quarter.

Results for the third quarter include several special items, which are summarized in the table below. Excluding these items, adjusted non-GAAP EPS was $0.65 per diluted share, a decrease from $0.93 a year ago. Cash generation for the quarter was strong, with operating cash inflows of $33.7 million, before capital expenditures of $5.2 million. Net cash stood at $99.6 million at the end of the quarter.

EBITDA and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended September 30, 2012			Quarter ended September 30, 2011

				(Loss)/
	Income			income
	before			before	Net
	income	Net	Diluted	income	(loss)/	Diluted
(in millions, except share and per share data)	taxes	income	EPS	taxes	income	EPS

Reported GAAP amounts	$ 17.0	$ 15.5	$ 0.65	$ (25.2)	$ (16.8)	$ (0.68)

Acquisition-related costs	0.3	0.2	0.01	3.0	2.4	0.10
Adjustment of income tax provisions	(0.2)	(0.2)	(0.01)	3.1	3.1	0.13
Foreign currency exchange losses	0.1	0.1	-	4.3	3.4	0.14
Civil complaint settlement	-	-	-	45.0	29.3	1.19
Civil complaint legal and professional expenses	-	-	-	1.5	1.2	0.05

	0.2	0.1	-	56.9	39.4	1.61

Adjusted non-GAAP amounts

$

17.2

$ 15.6

$ 0.65

$ 31.7

$ 22.6

$ 0.93

For the first nine months of 2012, total net sales of $562.7 million decreased from $573.9 million in the corresponding period last year. Net income for the nine-month period was $55.6 million, or $2.33 per diluted share, compared with $29.3 million, or $1.19 per diluted share, a year ago. Excluding special items, diluted earnings per share for the first nine months of 2012 were $2.44, down slightly from $2.52 a year ago. EBITDA for the first nine months of 2012 was $78.2 million, compared with $47.3 million a year ago (which included a civil complaint settlement and associated legal and professional expenses of $50.5 million).

Commenting on the quarter, Patrick Williams, President and Chief Executive Officer, said, "Despite continuing soft economic conditions in world markets, as well as erratic order patterns this quarter in both Fuel Specialties and Octane Additives, we made important progress in our two growth engines during the third quarter, which we expect will serve us well in the fourth quarter and into 2013.

"We are particularly pleased with a number of contract extensions and proposed joint technology agreements which have deepened our relationships with key customers, as well as new contract wins in our Fuel Specialties and Performance Chemicals segments.

"We renamed our Active Chemicals segment as Performance Chemicals during the quarter, to better reflect the nature of that business. Importantly, we witnessed the expansion of our Personal Care line; steady progress in our Fragrance Ingredients business; and an upturn in our Polymers business. At the end of the second quarter we stated our belief that we had reached the bottom of the Polymers market, and it appears that we were broadly right, although the improvement in volume so far has been in the lower margin applications.

"Octane Additives sales were impacted significantly by delivery schedules during the quarter, particularly with respect to one large order, which we expect will be recognized in the fourth quarter. Meanwhile, we continue to record strong cash inflows throughout our businesses, which have enabled Innospec to maintain a very strong and liquid balance sheet position."

Net sales in Fuel Specialties for the third quarter were $127.0 million, down 7 percent from the $136.1 million reported in last year’s third quarter, as a richer sales mix and improved pricing were offset by lower volumes and a weaker Euro. By region, sales were down 2 percent in the Americas and 12 percent in Europe, Middle East and Africa (EMEA). Sales in Asia-Pacific were up 10 percent, driven by improved volumes. The Avtel business performed to plan in the quarter, but suffered in comparison with a very strong third quarter last year. The segment’s gross margin was 29.0 percent. Operating income for the quarter was $19.6 million, compared to $19.9 million a year ago.

In Performance Chemicals, net sales increased by 7 percent, to $46.8 million. Polymers markets have stabilized, showing a slight uptick in volumes sequentially over the second quarter, as we predicted, with a focus on lower-margin business. By region, sales increased 30 percent in the Americas, primarily due to strong growth in the Personal Care and Fragrance Ingredients markets. Sales decreased 8 percent in EMEA due to the weaker Euro, and 4 percent in Asia-Pacific, a result of lower Fragrance Ingredients volumes, together with intense competitive and economic pressures. Performance Chemicals’ gross margin was 22.2 percent, up slightly from the year ago figure. The segment’s operating income was $5.6 million, up from $5.0 million in last year’s third quarter.

Octane Additives’ net sales for the quarter were $9.6 million, compared with a strong comparative of $22.1 million a year ago, primarily due to delivery phasing during the quarter, with respect to one significant order. We expect this order to be recognized in the fourth quarter. The segment’s gross margin was 36.5 percent, a decline from last year’s 45.2 percent, which reflects lower production volumes. Operating income for the quarter was $1.5 million, primarily impacted by the timing of shipments, compared to $8.4 million last year after adjusting for the $46.5 million pre-tax charge related to the civil complaint settlement and associated legal and professional expenses.

Corporate costs for the third quarter were $9.1 million, compared with $6.3 million a year ago. The increase was primarily due to increased share based compensation accruals. The current year effective tax rate is 18.8 percent compared to 10.1 percent last year which benefited from the tax deductions recognized in respect of certain of the special items.

Net cash generated from operations was $33.7 million, more than triple the $9.4 million a year ago, and includes an $18.9 million decrease in working capital in the quarter. As of September 30, 2012, Innospec had $133.6 million in cash, cash equivalents and short-term investments, and debt of $34.0 million.

Mr. Williams concluded, "While phasing of orders contributed to the third quarter trading being lower than we expected, we believe that our business strategies are bearing fruit, and will deliver growth in the fourth quarter and continue through 2013, despite the global economies remaining sluggish."

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA and net income excluding special items, and related per share amounts. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, amortization and impairment of Octane Additives segment goodwill. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of acquisition-related costs, adjustment of income tax provisions, foreign currency exchange losses, civil complaint settlement and civil complaint legal and professional expenses. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company’s operations. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 850 employees in 20 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. Innospec's Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec's Performance Chemicals business provides effective technology-based solutions for our customers’ processes or products focused in the Personal Care; Household, Industrial & Institutional; and Fragrance Ingredients markets. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “anticipates,” “may,” “believes” or similar words or expressions), for example, which relate to operating performance, events or developments that we expect or anticipate will or may occur in the future (including, without limitation, any of the Company’s guidance in respect of sales, gross margins, pension liabilities and charges, net income, growth potential and other measures of financial performance). Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to the Company and affecting our business operations and prospects are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading "Risk Factors.” The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt Innospec Inc. +44-151-356-6241 Brian.Watt@innospecinc.com Robert D. Ferris RF|Binder Partners +1-212-994-7505 Robert.Ferris@RFBinder.com

				Schedule 1

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011

(in millions, except share and per share data)

Net sales	$183.4	$202.1	$562.7	$573.9
Cost of goods sold	(132.7)	(144.4)	(391.3)	(405.3)

Gross profit	50.7	57.7	171.4	168.6

Operating expenses:
Selling, general and administrative	(28.3)	(72.6)	(83.4)	(127.1)
Research and development	(4.8)	(4.7)	(14.4)	(13.7)
Restructuring charge	(0.1)	-	(0.2)	-
Impairment of Octane Additives segment goodwill	(0.3)	(0.6)	(0.9)	(1.7)
Profit on disposal	0.1	-	0.1	-

Total operating expenses	(33.4)	(77.9)	(98.8)	(142.5)

Operating income/(loss)	17.3	(20.2)	72.6	26.1
Other net (expense)/income	(0.1)	(4.3)	(3.3)	8.9
Interest expense, net	(0.2)	(0.7)	(0.8)	(2.4)

Income/(loss) before income taxes	17.0	(25.2)	68.5	32.6
Income taxes	(1.5)	8.4	(12.9)	(3.3)

Net income/(loss)	$15.5	$(16.8)	$55.6	$29.3

Earnings/(loss) per share:
Basic	$0.67	$(0.71)	$2.40	$1.24
Diluted	$0.65	$(0.71)	$2.33	$1.19

Weighted average shares outstanding (in thousands):
Basic	23,240	23,711	23,148	23,698
Diluted	23,923	23,711	23,872	24,616

				Schedule 2A
INNOSPEC INC. AND SUBSIDIARIES

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended		Nine Months Ended
	September 30		September 30
(in millions)	2012	2011	2012	2011

Net sales:
Fuel Specialties	$127.0	$136.1	$372.2	$376.5
Performance Chemicals	46.8	43.9	138.2	139.1
Octane Additives	9.6	22.1	52.3	58.3

	183.4	202.1	562.7	573.9

Gross profit:
Fuel Specialties	36.8	38.1	110.2	105.6
Performance Chemicals	10.4	9.6	33.6	35.0
Octane Additives	3.5	10.0	27.6	28.0

	50.7	57.7	171.4	168.6

Operating income/(loss):
Fuel Specialties	19.6	19.9	58.2	54.5
Performance Chemicals	5.6	5.0	18.8	21.7
Octane Additives	1.5	(38.1)	21.9	(27.8)
Pension credit/(charge)	-	(0.1)	0.2	(0.3)
Corporate costs	(9.1)	(6.3)	(25.5)	(20.3)

	17.6	(19.6)	73.6	27.8

Restructuring charge	(0.1)	-	(0.2)	-
Impairment of Octane Additives segment goodwill	(0.3)	(0.6)	(0.9)	(1.7)
Profit on disposal	0.1	-	0.1	-

Total operating income/(loss)	$17.3	$(20.2)	$72.6	$26.1

				Schedule 2B

NON-GAAP MEASURES	Three Months Ended		Nine Months Ended
	September 30		September 30
(in millions)	2012	2011	2012	2011

Net income/(loss)	$15.5	$(16.8)	$55.6	$29.3
Interest expense, net	0.2	0.7	0.8	2.4
Income taxes	1.5	(8.4)	12.9	3.3
Depreciation and amortization	2.7	3.5	8.0	10.6
Impairment of Octane Additives segment goodwill	0.3	0.6	0.9	1.7

EBITDA	20.2	(20.4)	78.2	47.3

Fuel Specialties	20.6	21.0	61.2	57.9
Performance Chemicals	6.5	6.5	21.6	26.2
Octane Additives	1.9	(37.6)	22.9	(26.4)
Pension credit/(charge)	-	(0.1)	0.2	(0.3)
Corporate costs	(8.7)	(5.9)	(24.3)	(19.0)

	20.3	(16.1)	81.6	38.4
Restructuring charge	(0.1)	-	(0.2)	-
Profit on disposal	0.1	-	0.1	-
Other net (expense)/income	(0.1)	(4.3)	(3.3)	8.9

EBITDA	$20.2	$(20.4)	$78.2	$47.3

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(in millions)	2012	2011

Assets

Current assets:
Cash and cash equivalents	$129.6	$76.2
Short-term investments	4.0	4.8
Trade and other accounts receivable	93.4	99.4
Inventories	143.8	135.9
Prepaid expenses	4.3	4.0

Total current assets	375.1	320.3

Property, plant and equipment	46.7	45.9
Goodwill	140.5	141.5
Intangible assets	21.0	17.7
Deferred finance costs	1.4	1.7
Deferred tax assets	20.2	19.7
Pension asset	28.6	21.4
Other non-current assets	0.9	0.6

Total assets	$634.4	$568.8

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$54.8	$53.3
Current portion of accrued liabilities	82.3	77.0
Accrued income taxes	3.1	2.0
Current portion of long-term debt	5.0	5.0
Current portion of plant closure provisions	3.6	4.1
Current portion of unrecognized tax benefits	3.0	3.2
Current portion of deferred income	0.3	1.4

Total current liabilities	152.1	146.0

Accrued liabilities, net of current portion	4.1	4.9
Long-term debt, net of current portion	29.0	30.0
Plant closure provisions, net of current portion	24.9	24.5
Unrecognized tax benefits, net of current portion	9.5	9.4
Deferred tax liabilities	4.3	2.9
Pension liability	6.5	6.3
Other non-current liabilities	0.1	0.8
Deferred income, net of current portion	0.9	0.9
Total stockholders’ equity	403.0	343.1

Total liabilities and stockholders’ equity	$634.4	$568.8

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
		September 30
(in millions)	2012		2011

Cash Flows from Operating Activities

Net income	$55.6		$29.3
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	8.3		11.1
Impairment of Octane Additives segment goodwill	0.9		1.7
Deferred taxes	0.9		(4.0)
Profit on disposal of property, plant and equipment	(0.1)		-
Non-cash issue of promissory note in civil complaint settlement	-		15.0
Non-cash issue of treasury stock in civil complaint settlement	-		5.0
Changes in working capital	6.0		(24.3)
Excess tax benefit from stock based payment arrangements	(2.1)		(1.2)
Accrued income taxes	1.0		(9.6)
Movement on plant closure provisions	-		(0.5)
Cash contributions to defined benefit pension plans	(7.0)		(6.9)
Non-cash expense of defined benefit pension plans	0.1		0.3
Stock option compensation	2.4		2.3
Movements on other non-current assets and liabilities	(2.0)		2.7

Net cash provided by operating activities	64.0		20.9

Cash Flows from Investing Activities

Capital expenditures	(5.7)		(5.9)
Capitalization of internally developed software and other costs	(6.4)		-
Proceeds on disposal of property, plant and equipment	0.2		-
Purchase of short-term investments	(3.3)		(4.2)
Sale of short-term investments	4.2		3.6

Net cash (used in) investing activities	(11.0)		(6.5)

Cash Flows from Financing Activities

Net receipt of revolving credit facility	4.0		43.0
Repayment of term loan	-		(15.0)
Repayment of promissory note	(5.0)		-
Excess tax benefit from stock based payment arrangements	2.1		1.2
Issue of treasury stock	0.8		0.7
Repurchase of common stock	(1.4)		(19.5)

Net cash provided by financing activities	0.5		10.4
Effect of foreign currency exchange rate changes on cash	(0.1)		0.2

Net change in cash and cash equivalents	53.4		25.0
Cash and cash equivalents at beginning of period	76.2		107.1

Cash and cash equivalents at end of period	$129.6		$132.1

Amortization of deferred finance costs of $0.3 million (2011 - $0.5 million) are included in depreciation and amortization in the cash flow statement but in interest expense in the income statement.